EXHIBIT 99.1

     ElkCorp Reports Record Revenue and Earnings from Continuing
         Operations for FY2004 and Improved Outlook for FY2005

    DALLAS--(BUSINESS WIRE)--Aug. 10, 2004--ElkCorp (NYSE:ELK) today reported financial results for the fiscal fourth quarter and year ended June 30, 2004. Earnings from continuing operations for the fourth quarter were $8.4 million, or $0.42 per diluted share, and $31.7 million, or $1.59 per diluted share for fiscal 2004. Consolidated net income for the fourth quarter was $8.2 million, or $0.41 per diluted share, and $20.5 million, or $1.03 per diluted share for fiscal 2004. The company also announced it anticipates earnings from continuing operations for the first quarter of fiscal 2005 to be in the range of $0.43 to $0.46 per diluted share and in the range of $2.00 to $2.05 per diluted share for fiscal 2005; a 26% to 29% increase over the results reported in fiscal 2004.
    The company also announced the completion of the sale of Cybershield on August 10, 2004, which will be recorded in the first quarter of fiscal 2005. The company is also holding Cybershield's former Canton, Georgia facility for future sale.

    Fourth Quarter Overview

    ElkCorp Consolidated

    -- Consolidated net income from continuing operations was $8.4 million, or $0.42 per diluted share, compared to $8.3 million, or $0.42 per diluted share for the fourth quarter of fiscal 2003

    -- Consolidated net income, including discontinued operations, for the fourth quarter was $8.2 million, or $0.41 per diluted share, compared to $7.8 million, or $0.40 per diluted share for the same period in the previous year

    -- Consolidated revenue from continuing operations increased 10% to $158.1 million, compared to $143.5 million in the same quarter in the previous fiscal year

    -- Results for the quarter included unusually high developmental costs related to new product offerings in the roofing business

    -- Marketing expenses increased during the fourth quarter due to the early receipt of marketing materials that will be utilized in the next four to six months

    -- In addition to the above items, lower license fees in OEL, compared to last year's record fourth quarter, and higher corporate expenses more than offset the operating income increases in the other businesses

    Building Products Segment

    -- Revenue for the quarter in the building products segment was $153.4 million, an increase of 11% compared to the $138.1 million reported in the fourth quarter of fiscal 2003

    -- Operating profits of $16.7 million increased from the $15.8 million reported in the year-ago quarter

    -- Roofing sales and production unit volume were fourth quarter records, yet were partially offset by continued pricing pressure and increases in transportation and raw material costs

    -- The new Tuscaloosa facility was completed on June 30; and is expected to be incrementally profitable in the December quarter

    --  Elk Composites was profitable for the quarter

    -- ElkCorp's board of directors approved the funding of $22 million for the expansion of Elk Composites' operations in Lenexa, Kansas

    Other, Technologies Segment

    -- Combined revenue for the quarter was $4.7 million, compared to the $5.4 million reported in the fourth quarter of fiscal 2003

    -- Operating income for the fourth quarter was $0.9 million compared to $1.8 million in the same quarter in the prior year, primarily due to delayed OEL license fees

    Discontinued Operations

    -- Discontinued operations recorded a loss of $0.01 per diluted share for the fourth quarter, compared to a loss of $0.02 per diluted share for the fourth quarter of 2003

    Fiscal 2004 Overview

    ElkCorp Consolidated

    -- Record consolidated earnings from continuing operations of $31.7 million, or $1.59 per diluted share, a 28% increase from the $24.8 million, or $1.27 per diluted share reported in fiscal 2003

    -- Excluding the positive effect of variable stock option accounting ($3.5 million, or $0.18 per diluted share), pro forma earnings from continuing operations during fiscal year 2003 were $21.3 or $1.09 per diluted share. The fiscal 2004 consolidated earnings per share from continuing operations increased 46% from the pro forma results reported in the prior year

    -- Revenue from continuing operations increased by 18% to $573.0 million from the $485.1 million reported in the previous fiscal year

    -- Consolidated net income, including discontinued operations, for fiscal 2004 was $20.5 million or $1.03 per diluted share, compared to $24.1 million, or $1.23 per diluted share for fiscal year 2003

    Building Products Segment

    -- Revenue for fiscal year 2004 increased 19% to $557.6 million from the $467.0 million reported in fiscal year 2003

    -- Operating profits for the year were a record $67.0 million, an increase of 46% over the $45.9 million reported for fiscal 2003

    -- Prestique Grande High Definition(R) laminated shingles and premium ridge vents were launched nationwide

    -- Distribution of Domain(R) Winslow(R), another high-end product, was expanded to include the Midwest, Southwest and select northern states

    -- The new Tuscaloosa shingle facility was completed on June 30; ahead of schedule and under budget

    Other, Technologies Segment

    -- Combined revenue for fiscal 2004 was $15.4 million, compared to $18.1 million reported in the prior year

    -- Operating income was $2.5 million, compared to the $5.3 million in fiscal 2003, due to reduced license fees at Ortloff

    -- Developed a third generation cotton-based fire barrier product that is targeted for use in the comfort areas of mattresses and upholstered fabrics

    Discontinued Operations

    -- Discontinued operations recorded a loss of $0.56 per diluted share for the fiscal year, compared to a loss of $0.04 per diluted share for fiscal 2003. The 2004 loss includes $0.40, net of tax, of impairment charges

    Financial Condition

    At June 30, 2004, long-term debt of $156.9 million included a $1.6 million valuation adjustment required by hedge accounting to match the $1.6 million fair market value of an interest rate hedge recorded in other assets. The contractual principal amount of ElkCorp's long-term debt was $155.3 million. Liquidity consisted of $0.3 million of cash and $111.6 million of borrowing availability under a $125 million committed revolving credit facility due November 30, 2008. Net debt (contractual principal debt minus cash) was $155.0 million, and the net debt to capital ratio was 41.9%. In June 2004 the company executed an agreement to issue an additional $50.0 million in senior notes scheduled to be closed, subject to the company's satisfaction of certain conditions, on November 15, 2004. These new notes mature in November 2014 and carry a coupon rate of 6.28%. The proceeds will be used to provide funds for growth and expansion initiatives, including possible acquisitions to extend our premium building products line of business. To maintain a reasonable balance between fixed and floating rate debt, in July 2004 the company entered into an additional interest rate swap to effectively convert the interest rate from fixed to floating on $25 million of debt through July 2007.

    Business Outlook

    "We were pleased to achieve record earnings from continuing operations for fiscal 2004. We also achieved record revenue for the fiscal year and made key strategic investments that will fuel our growth for the future," said Thomas Karol, chairman and chief executive officer of ElkCorp. "Achieving a record year for both revenue and earnings for fiscal 2004 is a significant accomplishment, in light of the continued high asphalt and transportation costs in the roofing industry."
    "We anticipate raw material and transportation costs to continue to increase moderately in the near-term, but also forecast realization of the recent June price increase as well as the announced August increase to cover these costs in the first quarter of fiscal year 2005. The first quarter will be negatively impacted by the start up of our new plants in the composite and roofing businesses and lower volume in areas affected by storms in the previous year. However, we still forecast a 26% to 29% increase in earnings for fiscal year 2005, over the record earnings reported in fiscal 2004. Additionally, we expect the capacity generated by the ramp up of our composite and Tuscaloosa facilities to contribute earnings in the balance of the fiscal year to more than offset the decline in the first quarter."
    Mr. Karol continued, "We are focused on the future success of ElkCorp and our vision is to achieve $1 billion in annual revenue by the end of fiscal year 2007. Going forward, our strategy will continue to center around initiatives which support growth in our four primary product platforms, which are roofing, composite lumber, specialty fabrics and technologies. These initiatives will include the introduction of innovative new products, potential acquisitions, increasing capacity to better service new and existing customers and expanding into other high growth markets where our technology offers a revolutionary solution. We believe we have all the right elements in place to achieve our vision. The entire ElkCorp management team is focused on the success of fiscal 2005 and achieving our long-term vision."

    Earnings Outlook

    The Company expects earnings from continuing operations for the first quarter of fiscal 2005 to be in the range of $0.43 to $0.46 per diluted share, and to be in the range of $2.00 to $2.05 per diluted share for fiscal 2005.

    Conference Call

    The ElkCorp management team will host a conference call and live audio webcast to discuss Q4 and FY 2004 financial results beginning at 11:00 a.m. (EDT) on Wednesday, August 11, 2004. Investors and other interested parties are invited to listen to the live webcast by visiting the investor relations section of the ElkCorp Web site at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 12 p.m. ET. and may be accessed by dialing 1-888-286-8010 and entering passcode 84868914. The webcast replay will be available on the investor relations section of company's Web site.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2003, and subsequent Forms 8-K and 10-Q.

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)


                               Three Months Ended   Fiscal Year Ended
                                    June 30,            June 30,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Sales                          $158,082  $143,488  $572,976  $485,127
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 125,943   112,592   453,816   387,382
  Selling, general &
   administrative:
    Noncash stock option
     compensation                     0         0         0    (5,378)
    Other SG&A                   17,737    16,022    63,252    57,349
    Interest expense, net         1,412     1,455     5,311     5,977
                               --------- --------- --------- ---------

Total Costs and Expenses        145,092   130,069   522,379   445,330
                               --------- --------- --------- ---------

Income from Continuing
 Operations
Before Income Taxes              12,990    13,419    50,597    39,797

Provision for income taxes        4,638     5,107    18,927    14,994
                               --------- --------- --------- ---------

Income from Continuing
 Operations                       8,352     8,312    31,670    24,803

Income (Loss) from Discontinued
 Operations, Net
                                   (198)     (486)  (11,164)     (703)
                               --------- --------- --------- ---------

Net Income                       $8,154    $7,826   $20,506   $24,100
                               ========= ========= ========= =========

Income (Loss) Per Common Share-
 Basic
Continuing Operations             $0.42     $0.43     $1.62     $1.27
Discontinued Operations           (0.01)    (0.03)    (0.57)    (0.03)
                               --------- --------- --------- ---------
                                  $0.41     $0.40     $1.05     $1.24
                               ========= ========= ========= =========

Income (Loss) Per Common Share-
 Diluted
Continuing Operations             $0.42     $0.42     $1.59     $1.27
Discontinued Operations           (0.01)    (0.02)    (0.56)    (0.04)
                               --------- --------- --------- ---------
                                  $0.41     $0.40     $1.03     $1.23
                               ========= ========= ========= =========

Pro forma Information (1) :
  Income from Continuing
   Operations                    $8,352    $8,312   $31,670   $24,803
  Aftertax noncash stock option
   compensation                       0         0         0    (3,496)
                               --------- --------- --------- ---------

    Proforma Income from
     Continuing Operations       $8,352    $8,312   $31,670   $21,307
                               ========= ========= ========= =========

    Income from Continuing
     Operations
    Per Common Share-Basic        $0.42     $0.43     $1.62     $1.09
                               ========= ========= ========= =========

    Income from Continuing
     Operations
    Per Common Share-Diluted      $0.42     $0.42     $1.59     $1.09
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          19,672    19,502    19,609    19,481
                               ========= ========= ========= =========

  Diluted                        19,960    19,655    19,925    19,600
                               ========= ========= ========= =========

(1) For comparison purposes, management believes this comparison is appropriate, since the fiscal 2003 benefit resulted solely from changes in the stock price and not from operations.


Financial Information by Company Segments
($ in thousands)

                               Three Months Ended   Fiscal Year Ended
                                    June 30,            June 30,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Sales
  Building Products            $153,363  $138,083  $557,576  $467,002

  Other, Technologies             4,719     5,405    15,400    18,125

  Corporate & Eliminations            0         0         0         0
                               --------- --------- --------- ---------
                               $158,082  $143,488  $572,976  $485,127
                               ========= ========= ========= =========

Operating Profit (Loss)
  Building Products             $16,701   $15,820   $67,030   $45,901

  Other, Technologies               946     1,823     2,462     5,262

  Corporate & Eliminations
    Before noncash stock
     option compensation         (3,245)   (2,769)  (13,584)  (10,767)
    Noncash stock option
     compensation                     0         0         0     5,378
                               --------- --------- --------- ---------
    Total Corporate &
     Eliminations                (3,245)   (2,769)  (13,584)   (5,389)
                               --------- --------- --------- ---------
                                $14,402   $14,874   $55,908   $45,774
                               ========= ========= ========= =========


Condensed Balance Sheet
($ in thousands)

                                                        June 30,
Assets                                               2004      2003
-------------------------------------------------- --------- ---------

Cash and cash equivalents                              $273    $5,056
Receivables, net                                    121,091   118,252
Inventories                                          62,129    53,521
Deferred income taxes                                 7,359     2,808
Prepaid expenses and other                            8,587     6,689
Discontinued operations                               5,096    19,369
                                                   --------- ---------

  Total Current Assets                              204,535   205,695

Property, plant and equipment, net                  271,108   226,262
Other assets                                          5,065    10,334
                                                   --------- ---------

  Total Assets                                     $480,708  $442,291
                                                   ========= =========


                                                        June 30,
Liabilities and Shareholders' Equity                 2004      2003
------------------------------------------------------------ ---------

Accounts payable and accrued liabilities            $62,666   $54,327
Discontinued operations                                 531     1,212
Current maturities on long-term debt                      0         0
                                                   --------- ---------

  Total Current Liabilities                          63,197    55,539

Long-term debt, net                                 156,858   152,526
Deferred income taxes                                45,611    37,698
Shareholders' equity                                215,042   196,528
                                                   --------- ---------

  Total Liabilities and Shareholders' Equity       $480,708  $442,291
                                                   ========= =========


Condensed Statement of Cash Flows
($ in thousands)

                                                     Fiscal Year Ended
                                                         June 30,
                                                      2004     2003
                                                     -------- --------
Cash Flows From:
Continuing Operating Activities
Income from continuing operations                    $31,670  $24,803
Adjustments to income from continuing operations
  Depreciation and amortization                       18,086   17,295
  Deferred income taxes                                3,362    7,072
  Changes in assets and liabilities:
    Trade receivables                                 (2,839) (26,188)
    Inventories                                       (8,608)  (8,409)
    Prepaid expenses and other                        (1,898)   2,799
    Accounts payable and accrued liabilities           8,339    4,523
                                                     -------- --------

Net cash from continuing operating activities         48,112   21,895
Net cash from discontinued operations                  2,428    1,272
                                                     -------- --------

Net cash from operating activities                    50,540   23,167
                                                     -------- --------

Investing Activities
  Additions to property, plant and equipment         (62,950) (49,181)
  Acquisition of business                                  0   (2,224)
  Other, net                                            (682)    (478)
                                                     -------- --------

Net cash from investing activities                   (63,632) (51,883)
                                                     -------- --------

Financing Activities
  Proceeds from sale of Senior Notes                       0   25,000
  Long-term  borrowings on Revolving Credit
  Facility, net                                       10,300        0
  Dividends on common stock                           (3,935)  (3,903)
  Treasury stock transactions and other, net           1,944      239
                                                     -------- --------

Net cash from financing activities                     8,309   21,336
                                                     -------- --------

Net Increase in Cash and Cash Equivalents             (4,783)  (7,380)

Cash and Cash Equivalents at Beginning of Year         5,056   12,436
                                                     -------- --------

Cash and Cash Equivalents at End of Period              $273   $5,056
                                                     ======== ========

    CONTACT: ElkCorp
             Stephanie Elwood, 972-851-0472